Senior Unsecured Notes Offering September 2018 Issuer Free Writing Prospectus Filed Pursuant to Rule 433 Registration No: 333-226778 September 17, 2018 Fulfilling the Unique Needs  of Specialty Insurance Markets as a Long-Term Partner

1 Safe Harbor Statement The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement, the information incorporated by reference therein and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Website at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request them by contacting Boenning & Scattergood, Inc., 4 Tower Bridge, 200 Barr Harbor Drive, Suite 300, West Conshohocken, PA 19428, Attention: Prospectus Department, or by calling toll-free at (800) 883-1212 or by e-mail at syndicate@boenninginc.com This presentation contains “forward-looking” statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, that are based on our management’s beliefs and assumptions and on information currently available to management. These forward-looking statements include, without limitation, statements regarding our industry, business strategy, plans, goals and expectations concerning our market position, product expansion, future operations, margins, profitability, future efficiencies, and other financial and operating information. When used in this discussion, the words “may,” “believes,” “intends,” “seeks,” “anticipates,” “plans,” “estimates,” “expects,” “should,” “assumes,” “continues,” “potential,” “could,” “will,” “future” and the negative of these or similar terms and phrases are intended to identify forward-looking statements. Forward-looking statements involve known and unknown risks, uncertainties, inherent risks and other factors that may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements. Forward-looking statements represent our management’s beliefs and assumptions only as of the date of this presentation. Our actual future results may be materially different from what we expect due to factors largely outside our control, including the occurrence of severe weather conditions and other catastrophes, the cyclical nature of the insurance industry, future actions by regulators, our ability to obtain reinsurance coverage at reasonable rates and the effects of competition. These and other risks and uncertainties associated with our business are described under the heading “Risk Factors” in our most recently filed Annual Report on Form 10-K and our quarterly report 10-Q for quarter ended June 30, 2018, which should be read in conjunction with this presentation. The company and subsidiaries operate in a dynamic business environment, and therefore the risks identified are not meant to be exhaustive. Risk factors change and new risks emerge frequently. Except as required by law, we assume no obligation to update these forward-looking statements publicly, or to update the reasons actual results could differ materially from those anticipated in the forward-looking statements, even if new information becomes available in the future, except as required by law.

Executive Summary

Refinancing Offering Overview Issuer: Conifer Holdings, Inc. (“CNFR”) Security: [6.75% area] Senior Unsecured Notes Offering Amount: $20 million Over-allotment: The underwriters may purchase from the Issuer up to an additional $3 million aggregate principal amount of Notes to cover over-allotments, if any, within 30 days of the Trade Date Denominations: $25.00 Interest Pay Dates: Quarterly Listing: NASDAQ Ticker: CNFRL(1) Use of Proceeds: Net proceeds will be used to fund the partial redemption of outstanding subordinated notes. Following the completion of the offering, the Company intends to refinance the remaining outstanding indebtedness on an unsecured basis and redeem the remaining subordinated notes. Sole Book-Running Manager: Boenning & Scattergood, Inc. Co-Manager: American Capital Partners, LLC Timing: Launch September 17, 2018 (1) Application has been made to list the Senior Unsecured Note on NASDAQ under the symbol ‘CNFRL’. If listing is approved, we expect trading to commence within 30 days after initial delivery of the Senior Unsecured Note.

Investment Thesis: Why Conifer? Bottom Line: Sustainable Platform to Drive Growth Extensive Underwriting & Claims Knowledge in Specialty Niches Proven Management Team - (1.7x Book Sale of Predecessor Company) Demonstrated Ample Liquidity to Support Existing $30M Debt Level Nimble Management Style – Successful Ability to Develop New Markets Conservative Balance Sheet with Strong Capital and Solid Asset/ Liability Mix

Conifer: At a Glance Exchange / Ticker NASDAQ: CNFR 9/14/2018 Share Price: $ 6.05 Shares Outstanding: 8.5M Market Capitalization: $ 52M LTM Total Gross Written Premium: $ 111M 6/30/18 GAAP Equity: $ 50M 6/30/18 Book Value per Share: $ 5.89 YTD 6/30/2018 GWP: $50.3 Somerset, PA Brentwood, TN North Charleston, SC Jacksonville, FL Orlando, FL Miami, FL Corporate Headquarters Birmingham, MI Conifer Holdings, Inc. is a Michigan-based property and casualty holding company.  Through its subsidiaries, Conifer offers specialty insurance coverage for both commercial and personal lines, marketing through independent agents in all 50 states. The Company’s common stock is traded on the NASDAQ Global Market under the symbol CNFR. Created to provide customized insurance products for regional commercial and personal lines insureds underserved by large national and international insurance companies Focus on niche specialty markets in hospitality, small commercial and low-value dwelling products Proven management team and employee base with cross- discipline experience Company is built on specialized IT platform scalable to support continued growth in focused markets

The Conifer “Creation Story” Company History 2008 North Pointe (founded by Conifer founder Jim Petcoff) sold to QBE for $146 million cash, or approximately 1.7X book value 2012 Non-compete agreements expire and Conifer is founded, bringing together successful executives with new, state-of-the-art processing systems August 2015 Conifer completes IPO on NASDAQ, further expands as a specialty niche writer of P&C products 2015 Conifer makes strategic decision to slow growth in homeowners product in Florida; launches specialty offerings in security guards and low-value dwelling lines of business with historically strong loss ratios 2016 Conifer continues to lessen exposure to Florida market; ramps up premium in commercial lines; reports favorable underwriting trends; grows GWP by 22.6% 2018 Lower expense ratio; focus on enhancing underwriting profit in core specialty commercial lines and low-value dwelling with protection of ADC for exited lines Leveraging past experience, Conifer’s management has created a diverse, specialty writer of commercial and personal lines business. By integrating new technology and processes, the Company believes it can achieve higher returns than those achieved in its former business.

# EXECUTIVE MANAGEMENT

| | |
|---|---|
| **JAMES PETCOFF**<br>Chairman, CEO & Founder | As Chairman & Chief Executive Officer of Conifer Holdings, Inc., Jim Petcoff is responsible for establishing the overall direction and materializing the strategy of the Company.<br>Mr. Petcoff founded the Company in 2009. He has over 35 years of insurance industry experience, including founding North Pointe Insurance Company in 1986, taking it public in 2005 and facilitating the sale to QBE Holdings Inc. in 2008.<br>Mr. Petcoff's extensive executive leadership and public company expertise provides irreplaceable direction for the continued growth of the Company. |
| **BRIAN RONEY**<br>President | As President of Conifer Holdings, Inc., Brian Roney oversees the Company's finance, investor relations and general operations functions.<br>Mr. Roney has been with the Company since 2010 and has over 18 years of experience in the insurance industry. He has over 28 years of financial services experience and spent 10 years in the securities industry as a principal with a broker-dealer where he specialized in public and private offerings and held FINRA (NASD) Series 7, 24 & 63 licenses.<br>Mr. Roney's prior experience as the CFO, EVP and Treasurer of multiple publicly traded insurance companies brings vital public company expertise to the executive leadership team. |
| **NICHOLAS PETCOFF**<br>Executive Vice President & Director | As Director and Executive Vice President of Conifer Holdings, Inc., Nick Petcoff oversees the Company's commercial lines underwriting and marketing, reinsurance, claims and information technology functions.<br>Mr. Petcoff has been with the Company since 2009 and has over 14 years of experience in the insurance industry.<br>Mr. Petcoff's unique expertise in the areas of underwriting, claims and treaty reinsurance directs our company's overall strategies and allows the company to readily understand and conceptualize market needs and grow the business. |
| **ANDREW PETCOFF**<br>Senior Vice President, Personal Lines | As Senior Vice President of Personal Lines for Conifer Holdings, Inc., Andrew D. Petcoff has primary responsibility over personal lines underwriting and marketing.<br>Mr. Petcoff has been with the Company since 2009 and has over 13 years of experience in the insurance industry.<br>A broad range of functional level expertise in underwriting, marketing, reinsurance, accounting and claims provides Mr. Petcoff with a vision and understanding of how to sustainably grow business with the greatest net effect. |
| **HAROLD MELOCHE**<br>Chief Financial Officer & Treasurer | As Chief Financial Officer and Treasurer of Conifer Holdings, Inc., Harold Meloche has primary responsibility over accounting, finance and reserves.<br>Mr. Meloche has been with the Company since 2013 and has over 23 years of experience in the insurance industry.<br>Mr. Meloche is a registered Certified Public Accountant and his analytical expertise bears considerable value to the Company's financial leadership team. |

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# Company Overview: Organization Structure

## Conifer Holdings, Inc.

Insurance Holding Company
MI Domicile

Incorporated: 10/27/2009

### Conifer Insurance Company

Property & Casualty Insurance Company

100% owned by CHI
MI Domicile

Acquired: 12/21/2009

### White Pine Insurance Company

Property & Casualty Insurance Company

100% owned by CHI
MI Domicile

Acquired: 12/28/2010

### Sycamore Insurance Agency

*DBA Blue Spruce Underwriters*

Insurance Agency

100% owned by CHI
MI Domicile

Created: 5/9/2012
DBA: 10/8/2015

#### Venture Agency Holdings, Inc.

50% owned by SIAI
50% owned by JB
MI Domicile

Created: 12/29/2013

### Red Cedar Insurance Company

Pure Captive Insurance Company

100% owned by CHI
DC Domicile

Formed: 10/12/2011

### American Colonial Insurance Services

*f/k/a EGI - FL*

Managing General Agency

100% owned by CHI
FL Domicile

Acquired: 11/30/2013

**Conifer Insurance Company**
- AM Best – B++ Good
- Demotech – A Exceptional
- KBRA – BBB+

**White Pine Insurance Company**
- AM Best – B+ Good
- Demotech – A Exceptional
- KBRA – BBB+

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Pro Forma Capitalization Diversified sources of revenue Refinance of existing debt reduces interest burden Pro Forma coverage of run rate interest cost Management fee model driving cash flow (12.5% GWP) Direct reimbursement of costs Potential for dividends from the insurance company Unregulated entity support Undrawn senior credit facility Flexible holding company expense structure Possible divestiture of non-core assets Favorable Dynamics to Support Interest Coverage: Conifer’s management fee model generated $7.1M for the 6 months ended June 30, 2018 and $15.9M for the year ended December 31, 2017 of funds to the holding company to support its debt service obligations

Market Strategy

Experts in Niche Markets Program Portfolio Hospitality Liquor Liability Quick Service Restaurants Security Guards, Alarm Contractors and Private Investigators Workers’ Compensation Specialty Homeowners Preferred Classes of Business Family Restaurants Pizza/Sub Shops Delis Bakeries Brew Pubs Bars/Taverns Wineries Micro-Breweries and Craft Beer & Wine Shops Convenience Stores Fraternal Organizations Example: Restaurants, Bars and Taverns Conifer has had strong ties to the Hospitality Industry since the late 1980s, providing bundled coverage for commercial proprietors of all sizes.

Diversified Geographic Footprint Well-developed underwriting platform overall Ability to pivot between Excess & Surplus lines and Admitted opportunities Writing commercial policies in all 50 states Goal is to be licensed on both E&S and Admitted basis in all 50 states

Business Mix: Shift Toward Commercial Lines Gross Written Premium for Q2 2018 Gross Written Premium for Q2 2017

Underwriting: Commercial Lines Overview Commercial Lines represented roughly 94% of the premium written in Q2 2018, compared to 78% in the same period 2017 Quarter over quarter, Commercial gross written premium increased 18.5% in Q2 2018 Conifer continues to write Commercial Lines in all 50 states YTD June 30, 2018 Top Five States Gross Written Premium $ in thousands Florida $ 12,873 27.5% Michigan 9,626 20.6% Pennsylvania 3,081 6.6% Texas 2,697 5.8% Ohio 2,190 4.7% All Other 16,329 34.8% Total $ 46,796 100.0% Gross Written Premium 18.5% Increase

Underwriting: Personal Lines Overview Personal Lines production was approximately 6% of total premium in Q2 2018 Gross written premium in personal lines decreased 74% in the second quarter Planned decrease in wind-exposed homeowners, specifically Florida homeowners, which was down 78% in Q2 2018 Florida assumption business started non-renewing February 9th, 2018 Continuing efforts to reduce wind exposure overall Future growth is anticipated in low-value dwellings and lines with similarly solid loss ratios YTD June 30, 2018 Top Five States Gross Written Premium $ in thousands Indiana $ 1,116 31.9% Florida 825 23.6% Texas 617 17.6% Hawaii 440 12.5% Illinois 288 8.2% All Other 217 6.2% Total $ 3,503 100% Gross Written Premium 74% Decrease

Financial Overview

Improving Combined Ratio Continued focus on core commercial lines will help drive overall combined ratio improvement Quarterly expense ratio impacted by repositioning / lower premiums on Personal Lines Overall downward trend reflects commitment to focused expense management *before deferred gain on ADC & hurricane costs 99.5% 100.8% 99.7% 128.4% 110.4% 109.1% 118.7% 107.9% 109.7% 112.2% Expense (5.9%) Loss (5.5%) Combined (11.4%)

Financial Results: Income Statement FY FY Six Months Ended June 30, ($ in thousands, except per share data) 2016 2017 2017 2018 Gross Written Premium $114,923 $114,284 $53,455 $50,299 Net Written Premium 99,929 91,240 45,407 42,439 Net Earned Premium 89,627 91,729 48,637 47,739 Net Income (Loss) (8,437) (21,542) (2,866) (900) EPS, Basic and Diluted $(1.11) $(2.74) $(0.38) $(0.11) Adjusted Operating Income (Loss)* (9,549) (22,781) (3,889) 1,607 Adjusted Operating Income (Loss) per share* $(1.26) $(2.90) $(0.52) $0.18 Conifer built a diversified revenue base supported by commercial lines book 2017 & YTD 2018 results were significantly impacted by CAT losses, ADC timing and negative results from exited lines of business Reported adjusted results do not account for CAT losses and exited lines of business Adjusting for these items would further improve earnings in both 2017 and YTD 2018 *Adjusted for: i) net realized gains (losses) & other gains; ii) deferred gain on ADC; iii) tax effect of investment unrealized gains and losses. Does not include impact of CAT losses and exited lines. Source: 10-K / 10-Q

Conservative Balance Sheet Summary Balance Sheet $ in thousands FY 2016 FY 2017 Q2 2018 Cash and Invested Assets $ 141,023 $ 169,518 $ 157,587 Reinsurance Recoverables 7,497 24,539 23,341 Goodwill and Intangible Assets 1,006 987 985 Total Assets $203,701 $ 239,032 $ 227,334 Unpaid Losses and Loss Adjustment Expenses 54,651 87,896 83,662 Unearned Premiums 58,126 57,672 52,390 Senior Debt 17,750 29,027 29,060 Total Liabilities $135,907 $ 186,206 $ 177,166 Preferred Equity - - - Common Equity 67,794 52,826 50,168 Total Shareholders' Equity $67,794 $ 52,826 $ 50,168 Investment Portfolio Composition Maintain a highly liquid portfolio of investment grade debt securities Total cash & investment securities of $157.6M at June 30, 2018: Average duration: 3.2 years Average tax-equivalent yield: ~2.6% Average credit quality: AA

Operational Excellence

Reinsurance: Prudent Risk Management to Protect Capital CIC / WPIC Specific Loss Reinsurance Treaties Effective 01/01/2018 to 01/01/2019 CIC / WPIC Property-CAT Reinsurance Treaties All layers 06/01/2018 to 06/01/2019 $100,000,000 $4,000,000 $20,000,000 $80,000,000 Retention $2,000,000 $20,000,000 $1,000,000 $10,000,000 $500,000 First Casualty Clash XOL ($8M xs $2M) Retention Second Casualty Clash XOL ($10M xs $10M) First Multi-Line Excess of Loss ($500K xs $500K) Second Multi-Line Excess of Loss ($1M xs $1M) Property Per Risk ($2M xs $2M) $300,000 Property Per Risk $2,000,000 Commercial Property Per Risk Reinsurance Treaty Effective 01/01/18 to 01/01/19 Homeowners Property Per Risk Reinsurance Treaty Effective 01/01/18 to 01/01/19 $300,000 Retention Property $3,000,000 $2,000,000 $500,000 $1,000,000 Retention Multi-Line XOL Property Per Risk Multi-Line XOL $4,000,000 $300,000 Property Per Risk Conifer – 25%

Unique IT Platform Web based / third party vendor / single platform for entire organization Scalable system to support operating growth model With lack of legacy system, IT management consistently outperforms peers on cost Business Analysts direct system enhancement bringing products to market faster For select lines, instant quote with direct agent access to view policies / make payments

Enterprise Risk Management & Cycle Management Conifer takes an integrated and strategic approach to its enterprise risk and cycle management programs to support its niche market focus. Conifer leverages an integrated SOX and ERM approach based on the 2017 COSO ERM Framework. Focus on the value proposition: maximum value is achieved for both the Company and shareholders when risk tolerance is established, critically assessed and optimized. ERM is managed internally by Corporate Counsel in conjunction with the Vice President of Enterprise Risk Management. As a publicly traded insurance holding company, Conifer must comply with various corporate governance requirements set by Nasdaq, SEC, PCAOB, insurance regulators, etc. Risk Appetite, Tolerance & Stress Testing Risk Culture Governance Risk Management & Controls Integrated Approach

Key Investor Takeaways Operational Experienced management team with strong industry track record Proven operating model at predecessor company Growing in specialized niche markets Financial Seeking lower rate on debt refinance, with improved pro forma coverage Multiple sources of cash to holding company Support from banking partner and existing investors Additional cash and liquidity options if needed Interest paid timely Fully compliant with existing covenants